   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 1996
                          REGISTRATION NO. 333-______
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
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                                  ONCOR, INC.
           (Exact name of Registrant as specified in its charter)

                             ----------------------

               MARYLAND                                 52-1310084
   (State or other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                Identification Number)


                209 PERRY PARKWAY, GAITHERSBURG, MARYLAND 20877
                                 (301) 963-3500
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                             ----------------------
                           RICHARD R. PLUMRIDGE, ESQ.
                            ALEXANDER D. LYNCH, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                          1301 Avenue of the Americas
                           New York, New York  10019
                                 (212) 581-1600
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after this Registration Statement is declared effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box. /   /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering. /   /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. /   /

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. /   /

                        CALCULATION OF REGISTRATION FEE

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 TITLE OF SHARES          AMOUNT TO BE             PROPOSED MAXIMUM          PROPOSED MAXIMUM AGGREGATE         AMOUNT OF
 TO BE REGISTERED          REGISTERED        AGGREGATE PRICE PER UNIT(1)         OFFERING PRICE(1)          REGISTRATION FEE
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 Common Stock,
 $.01 par value(2)       260,580 Shares                 $4.5625                    $1,188,896.25                 $410.00
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(1) Estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee based upon the average of the high and low prices of the Common Stock, as reported on the American Stock Exchange as of a date which is within five business days of the date of this Registration Statement.
(2) Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution resulting from stock dilution, stock splits, stock dividends or similar transactions or by reason of changes in the conversion price of certain securities in accordance with the terms thereof.

                             ----------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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PROSPECTUS
                                 260,580 SHARES

                                  ONCOR, INC.

                                  COMMON STOCK

                             ----------------------


         This Prospectus relates to the public offering, which is not being underwritten, of up to 260,580 shares of Common Stock, par value $.01 per share, of Oncor, Inc. ("Oncor" or the "Company"). Of these shares, 222,272 shares are currently issued and outstanding (the "Issued Shares") and are held by certain stockholders of the Company. The remaining 38,308 shares (the "Warrant Shares") are issuable by the Company upon the exercise of outstanding warrants (the "Warrants"). The Issued Shares and the Warrant Shares (collectively, the "Shares") may be offered by holders of the Issued Shares and holders of the Warrants who subsequently exercise their Warrants for Warrant Shares (collectively, the "Selling Stockholders").

         The Shares may be offered by the Selling Stockholders from time to time in transactions on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. The Selling Stockholders may transfer their Shares or Warrants under certain circumstances to other persons who may, in turn, resell Shares in the manner described above. In addition, the Selling Stockholders may pledge or make gifts of their Shares and such Shares may also be sold by the pledgees or transferees. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution."

         None of the proceeds from the sale of the Issued Shares by the Selling Stockholders will be received by the Company. The Company will receive aggregate proceeds of up to $176,983 upon the issuance of all of the Warrant Shares. See "Issuance of the Warrant Shares and Use of Proceeds." The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares. The Company has agreed to indemnify certain of the Selling Stockholders and their affiliates against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Certain of the Selling Stockholders have agreed to indemnify the Company and its affiliates against certain liabilities, including liabilities under the Securities Act under certain circumstances.

   AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                             ----------------------

         The Common Stock of the Company is traded on the American Stock Exchange under the symbol "ONC." The last reported sales price of the Company's Common Stock on the American Stock Exchange on February 5, 1996 was $4.625 per share.

                             ----------------------

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of indemnification arrangements.

                             ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                             ----------------------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 6, 1996

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and the schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to such exhibit. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained upon payment of the prescribed fees, at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

         The Common Stock of the Company is traded on the American Stock Exchange, and in accordance therewith, annual and quarterly reports, proxy statements and other information concerning the Company may be inspected at the American Stock Exchange's offices located in New York.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission are hereby incorporated by reference in this Prospectus: (1) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1994 (the "1994 Form 10-K"); (2) the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; (3) the Proxy Statement of the Company dated May 2, 1995 in connection with the Annual Meeting of the Stockholders held on June 7, 1995; (4) the Current Report of the Company on Form 8-K, dated May 23, 1994, as amended by Form 8-K/A, dated July 20, 1994 (the "BDS 8-K"); (5) the Current Report of the Company on Form 8-K, dated October 7, 1994, as amended by Form 8-K/A, dated December 5, 1994, and by Form 8-K/A-2, dated December 15, 1994 (the "Appligene 8-K"); and (6) the Current Report of the Company on Form 8-K, dated January 4, 1996.

         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to Mr. John L. Coker, Vice President, Oncor, Inc., 209 Perry Parkway, Gaithersburg, Maryland 20877.


                                  THE COMPANY

         The Company was incorporated in Maryland in July 1983. The Company's principal offices are located at 209 Perry Parkway, Gaithersburg, Maryland 20877, and its telephone number is (301) 963-3500.

                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk and should not be made by any investor who cannot afford the loss of his entire investment. Accordingly, prospective investors should carefully consider the following factors, in addition to all of the other information presented in this Prospectus, before purchasing any of the shares of Common Stock offered hereby.

RISK ASSOCIATED WITH THE HER-2/NEU GENE-BASED TEST SYSTEM

         In November 1995, a U.S. Food and Drug Administration ("FDA") advisory panel made a recommendation against final approval of the Company's Pre-Market Approval ("PMA") application for the use of its Her-2/neu gene-based test system for diagnostic purposes. No assurance can be given that the FDA advisory panel will reconsider its position or that the Company will obtain final FDA approval for its Her-2/neu gene-based test system. The failure to obtain FDA approval for its Her-2/neu gene-based test system on a timely basis, or at all, would have a material and adverse effect on the Company's business, financial condition and results of operations. In the event that the Company receives final FDA approval for its Her-2/neu gene-based test system, there can be no assurance that the Company will be capable of manufacturing the test system in commercial quantities at reasonable costs or marketing the product successfully, that the test system will be accepted by the medical diagnostic community, or that the market demand for the test system will be sufficient to allow profitable sales.

HISTORY OF OPERATING LOSSES

         Oncor has not been profitable since its inception in July 1983. For the year ended December 31, 1994 and the nine months ended September 30, 1995, the Company incurred net losses of $19.6 million and $11.7 million, respectively. As of September 30, 1995, the accumulated deficit of the Company was $66.1 million. The Company incurred additional substantial losses in the fourth quarter of 1995 and expects to incur additional substantial losses in future periods. The Company is unable to predict when, or if, it will become profitable.

NO ASSURANCE OF REGULATORY APPROVALS; GOVERNMENT REGULATION

         The Company's products are subject to extensive regulation by governmental authorities in the United States and other countries. The FDA and comparable agencies in other countries impose substantial requirements that must be satisfied before newly developed products may be sold for diagnostic use. Although the Company may sell its products in the United States for research purposes only, it may not sell such products in the United States for diagnostic purposes until it receives approval from the FDA. The Company has obtained FDA approval for one of these products for sale for diagnostic purposes. The Company is currently pursuing FDA approval of certain existing products and expects to pursue FDA approval of certain additional products under development. There can be no assurance that the Company will receive regulatory approval for any of its products or, even if it does receive regulatory approval for a particular product, that the Company will ever recover its costs in connection with obtaining such approval. The timing of regulatory approvals is not within the control of the Company. The failure of the Company to receive requisite approval, or significant delays in obtaining such approval, could have a material and adverse effect on the business, financial condition and results of operations of the Company.

         Approval by the FDA requires lengthy, detailed and costly laboratory and clinical testing procedures to demonstrate a product's efficacy and safety before a product can be sold for diagnostic use. Even if such regulatory approval is obtained for a product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including costly recalls or even withdrawal of the product from the market. Furthermore, approval may entail ongoing requirements for postmarketing studies. Failure to maintain requisite manufacturing standards or discovery of previously unknown problems could have a material and adverse effect on the Company's business, financial condition or results of operations.

         Sales of the Company's products outside the United States are also subject to extensive regulatory requirements, which vary widely from country to country. Diagnostic products that have not been approved by the FDA may be exported for sale for diagnostic use outside the United States only after receiving approval for export by the FDA. Furthermore, such products may be exported for diagnostic use only in certain countries, generally countries within Europe, Canada, Australia and Japan, and, then, only if the appropriate regulatory authorities in such countries have approved such products for diagnostic use in their respective countries. The time required to obtain such approvals may be longer or shorter than that required for FDA approval. The Company has recently received approval to market its Her-2/neu and CML gene-based test systems for diagnostic use in Australia, Austria, Canada, Denmark, Germany, Ireland, the Netherlands, Switzerland and the United Kingdom. Various export applications have been submitted to date and the Company expects several additional applications will be submitted in 1996. This foreign regulatory approval process includes all of the risks associated with FDA approval set forth above.

         Additionally, the Company is or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research and development work. The Company is unable to predict the extent of future government regulation.

PATENTS AND PROPRIETARY RIGHTS

         The Company's success will depend in large part on its, or its licensors, ability to obtain patents, defend its patents, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and in foreign countries. The patent position of firms relying upon biotechnology is highly uncertain in general and involves complex legal and factual questions. To date there has emerged no consistent policy regarding the breadth of claims allowed in biotechnology patents or the degree of protection afforded under such patents. The Company relies on certain patents and pending United States and foreign patent applications relating to various aspects of its products. These patents and patent applications are either owned by the Company or rights under them are licensed to the Company. There can be no assurance that patents will issue as a result of any such pending applications or that, if issued, such patents will be sufficiently broad to afford protection against competitors with similar technology. In addition, there can be no assurance that any patents issued to the Company, or for which the Company has license rights, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The commercial success of the Company will also depend upon avoiding the infringement of patents issued to competitors and upon maintaining the technology licenses upon which certain of the Company's current products are, or any future products under development might be, based. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patent and license rights or to determine the scope and validity of others' proprietary rights. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the United States
Patent and Trademark Office ("PTO") to determine the priority of invention, which could result in substantial cost to the Company, even if the outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or cease using the technology. A United States patent application is maintained under conditions of confidentiality while the application is pending in the PTO, so that the Company cannot determine the inventions being claimed in pending patent applications filed by its competitors in the PTO. Further, United States patents do not provide any remedies for infringement that occurred before the patent is granted.

         The University of California and its licensee Vysis, Inc. ("Vysis") filed suit against Oncor on September 5, 1995 for infringement of U.S. Patent No. 5,447,841 entitled Methods and Compositions for Chromosome Specific Staining which issued on that same date. The patent relates to a method of performing in situ hybridization using a blocking nucleic acid that is complementary to repetitive sequences. A failure to successfully defend against or settle this suit may result in damages being assessed against the Company and an injunction against the sale of some of the Company's probes. The University of California and Vysis have offered to grant the Company a non-exclusive license.

         The Company has licensed rights to inventions disclosed in United States and foreign patent applications relating to methods and probes for detecting the presence of the Fragile X syndrome. The Company believes that its licensors are original inventors and are entitled to patent protection in the United States, but the Company is aware that certain third parties also have filed patent applications in the United States and abroad and claim to be entitled to patents related to this technology. The Company has initiated an interference proceeding with these third parties in the PTO to resolve which party is entitled to a United States patent, if any. The application licensed by the Company is senior in the interference. An unfavorable decision in such a proceeding could have an adverse effect on the Company.

         The Company currently has certain licenses from third parties and in the future may require additional licenses from other parties to develop, manufacture and market commercially viable products effectively. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable or that the proprietary nature of the patented technology underlying such licenses will remain proprietary.

         The Company relies substantially on certain technologies that are not patentable or proprietary and are therefore available to the Company's competitors. The Company also relies on certain proprietary trade secrets and know-how that are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its contractors, there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors.

UNCERTAINTIES RELATING TO PRODUCT DEVELOPMENT

         Most of the Company's products have not been approved by the FDA and may be sold only for research purposes. The Company has undertaken to seek FDA approval for certain of these products, and may in the future undertake to seek such approval for other products, and substantial additional investment, laboratory development, clinical testing and FDA approval will be required prior to the commercialization of such products for diagnostic purposes. There can be no assurance that the Company will be successful in developing such existing or future products, that such products will prove to be efficacious in clinical trials, that required regulatory approvals can be obtained for such products, that such products, if developed and approved, will be capable of being manufactured in commercial quantities at reasonable costs, will be marketed successfully or will be accepted by the medical diagnostic community, or that market demand for such products will be sufficient to allow profitable operations.

INTERNATIONAL SALES AND FOREIGN EXCHANGE RISK

         The Company derived approximately $5.9 million or 51% of its total revenues, from customers outside of the United States for the nine months ended September 30, 1995. The Company anticipates that a significant amount of its sales will take place in European countries and likely will be denominated in currencies other than the U.S. dollar. These sales may be adversely affected by changing economic conditions in foreign countries and by fluctuations in currency exchange rates. Any significant decline in the applicable rates of exchange could have a material adverse effect on the Company's business, financial condition and results of operations. Additional risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, lack of acceptance of products in foreign markets, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, financial condition and results of operations.

         In connection with the acquisition of Appligene, S.A. (together with its consolidated subsidiaries, "Appligene") the Company issued or acquired approximately $6 million in indebtedness denominated in French francs. Accordingly, any significant decline in the value of the U.S. dollar as compared to the French franc would materially increase the dollar amount required to repay such indebtedness. Although the Company intends to continue to mitigate such risk through hedging transactions, such transactions may not be available to the Company at a reasonable cost, or at all.

LIMITED MANUFACTURING EXPERIENCE

         The Company's ability to conduct clinical trials on a timely basis, to obtain regulatory approvals and to commercialize its products will depend in part upon its ability to develop and maintain facilities to manufacture its products, either directly or through third parties, at a competitive cost in accordance with the FDA's prescribed current Good Manufacturing Practices ("GMP") and other regulatory requirements. Any failure to maintain manufacturing facilities in accordance with the FDA's GMP requirements could result in the inability of the Company to manufacture its products and may limit the Company's ability to deliver its products to its customers, which would have a material and adverse effect on the Company's business, financial condition and results of operations. No assurance can be given that the Company will be able to develop and maintain GMP facilities or engage third parties to do so at a cost acceptable to the Company.

         The Company has only limited experience in manufacturing products on a commercial basis. The Company believes that its existing manufacturing facilities will enable it to produce commercial quantities of its products through 1996. No assurance can be given, however, that manufacturing or quality control problems will not arise if the Company increases production of its products, or if additional facilities are required in the future.

LIMITED MARKETING AND DISTRIBUTION EXPERIENCE

         The Company markets and sells its products for research purposes and, once approved by the appropriate regulatory authority, for diagnostic use, through its direct sales forces in both Europe and the United States and indirectly through third parties in the Pacific Rim. The Company only has limited experience in sales, marketing and distribution. In order to market its products directly, the Company must maintain a sales force with technical expertise and an understanding of the Company's products. There can be no assurance that the Company will be able to maintain such a sales force or that the Company's direct sales and marketing efforts will be successful. In addition, the Company's products compete with the products of many other companies that currently have extensive and well-funded marketing and sales operations. There can be no assurance that the Company's marketing and sales efforts will compete successfully against such other companies. To the extent the Company enters arrangements with third parties, any revenues received by the Company will be dependent on the efforts of such third parties, and there can be no assurance that such efforts will be successful.

COMPETITION AND TECHNOLOGICAL CHANGE

         The diagnostic and biotechnology industries are subject to intense competition and rapid and significant technological change. Competitors of the Company in the United States and in foreign countries are numerous and include, among others, diagnostic, health care, pharmaceutical, biotechnology and chemical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. There can be no assurance that these competitors will not succeed in developing technologies and products that are more effective, easier to use or less expensive than those that have been or are being developed by the Company or that would render the Company's technology and products obsolete and noncompetitive. The Company also competes with various companies in acquiring technology from academic institutions, government agencies and research organizations. In addition, many of the Company's competitors have significantly greater experience than the Company in conducting clinical trials of new diagnostic products and in obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, the Company's competitors may succeed in obtaining regulatory approval for products more rapidly than the Company.

INVESTMENT IN ONCORMED AND ONCORPHARM

         The Company owns approximately 29% of the common stock of its publicly-traded affiliate, OncorMed, and 53% of the voting securities of its consolidated subsidiary, OncorPharm. The shares of common stock of both OncorMed and OncorPharm held by the Company are not currently freely tradeable and no public market exists for the Common Stock of OncorPharm. Therefore, there can be no assurance that the Company will be able to realize the economic benefit of its investment or predict the timing of such realization. The value of the Company's investment in OncorMed represents a significant portion of the total assets of the Company and such value fluctuates with the market price of OncorMed's common stock. Therefore, any event that has a material and adverse effect on the market price of the common stock of OncorMed will have a material and adverse effect on the value of the Company's investment in OncorMed. Although Stephen Turner, the Company's Chief Executive Officer, is a Director of OncorMed and the Company is a significant stockholder in OncorMed, the Company does not control the day-to-day operations and management of OncorMed and, therefore, has little direct control over its operations and financial results. Both OncorMed and OncorPharm will require additional financing in the future. The Company does not currently intend to provide such financing although the Company may provide additional financing in the future. The failure of either OncorMed or OncorPharm to obtain any required financing on acceptable terms could have a material and adverse effect on the value of the Company's investment in OncorMed and OncorPharm.

RESTRICTED USE OF THE COMPANY'S PRODUCTS

         The Company currently has received FDA approval to sell one of its leukemia and lymphoma test systems as a diagnostic product but the Company's other products must be sold in the United States for research purposes only and must be labeled accordingly. The FDA imposes distribution requirements and procedures on companies selling products for research purposes only, including the requirement that the seller receive specified certifications from its customer as to the customer's intended use of the product. As a result of these requirements, most of the Company's products can only be sold in the United States to a limited number of customers for limited use and can not be sold for broader commercial use without FDA approval. No assurance can be given that the Company will receive FDA approval for its products or that it will be able to sell its approved products in larger quantities.

GOVERNMENT FUNDING

         The Company's products being sold for research purposes only are in large part purchased by cancer researchers operating under government funded programs. These products are also purchased by researchers involved in the human genome project, which is likewise principally funded by the government. There can be no assurance that such government funding will continue at its current level. The Company would be adversely affected by decreases in or changes in the kinds of government funding for cancer research or human genome research.

ATTRACTION AND RETENTION OF KEY PERSONNEL

         The Company's ability to successfully develop marketable products and to maintain a competitive position will depend in large part on its ability to attract and retain highly qualified scientific and management personnel.

The Company is highly dependent upon the principal members of its management, scientific staff and science advisory board. Competition for such personnel and advisors is intense, and there can be no assurance that the Company will be able to continue to attract and retain such personnel.

UNCERTAINTY RELATED TO HEALTH CARE REFORM MEASURES AND THIRD-PARTY
REIMBURSEMENT

         Political, economic and regulatory influences are likely to lead to fundamental change in the health care industry in the United States. Numerous proposals for comprehensive reform of the nation's health care system have been introduced in Congress over the past year. In addition, certain states are considering various health care reform proposals. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, reforms will be adopted, when they may be adopted, or what impact they may have on the Company. The Company's ability to earn sufficient returns on its products may also depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate reimbursement will be available or sufficient to allow the Company to sell its products on a competitive basis.

ADDITIONAL FINANCING REQUIREMENTS AND ACCESS TO CAPITAL FUNDING

         The Company has expended and will continue to expend in the future substantial funds to continue the research and development of its products, conduct clinical trials, make capital expenditures, establish additional manufacturing capability, and market its products. The Company believes that its existing funds will be adequate to finance its operations at least through 1996. This belief is based on the Company's current research and development plans, the current regulatory environment, historical industry experience in the development of biotechnology products and general economic conditions. However, the Company's cash requirements may vary materially from those now planned as a result of unforeseen changes that could consume a significant portion of the available resources before such time. To the extent that funds expected to be generated from the Company's operations are insufficient to meet current or planned operating requirements, the Company will seek to obtain additional funds through equity or debt financing, collaborative or other arrangements with corporate partners and others, and from other sources. No assurance can be given that additional financing will be available when needed or on terms acceptable to the Company. If adequate funds are not available, the Company may be required to delay or to eliminate expenditures for certain of its products or to license to third parties the rights to commercialize products or technologies that the Company would otherwise seek to develop itself.

PRODUCT LIABILITY

         The testing, marketing and sale of health care products could expose the Company to the risk of product liability claims. A product liability claim could have a material and adverse effect on the business, results of operations or financial condition of the Company. The Company currently maintains product liability insurance coverage of $5.0 million per occurrence. There can be no assurance, however, that this coverage will be adequate to protect the Company against future product liability claims or that product liability insurance will be available to the Company in the future on acceptable terms, if at all.

ENVIRONMENTAL RISKS

         The manufacturing and research and development processes of the Company involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its activities currently comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the

Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future.

POSSIBLE VOLATILITY OF STOCK PRICE

         The market prices for securities of life sciences companies, including the Company, have been highly volatile and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Announcements of technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential clinical trial results with respect to products under development by the Company or others, decisions regarding regulatory approvals of the products of the Company or others, regulatory developments in both the United States and foreign countries, public concern as to the efficacy of new technologies, general market conditions, as well as quarterly fluctuations in the Company's revenues and financial results and other factors, may have a significant impact on the market price of the Common Stock. In particular, the realization of any of the risks described in these "Risk Factors" could have a dramatic and adverse impact on such market price.

LARGE NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE; EFFECT ON ABILITY TO RAISE CAPITAL

         Sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the prevailing market price of the Company's Common Stock and may have a material and adverse effect on the Company's ability to raise the capital necessary to fund its future operations. As of January 4, 1996, without taking into account shares of Common Stock issued upon exercise of stock options, warrants or other rights to acquire Common Stock after January 4, 1996, the Company had outstanding 25,169,614 shares of Common Stock (including 3,426,546 shares of Common Stock issuable upon conversion of the outstanding Convertible Notes). The Shares and substantially all of the shares of Common Stock already outstanding, will be freely tradeable in the public market without restriction under the Securities Act, except that any shares held by "affiliates" of the Company, as such term is defined in Rule 144(a) under the Securities Act ("Affiliates"), may generally only be sold in compliance with the applicable provisions of Rule 144 of the Securities Act. In general, under Rule 144 an Affiliate is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 251,696 shares) or the average weekly trading volume in the Company's Common Stock on the American Stock Exchange during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. Additional shares of Common Stock, including shares issuable upon exercise of options, warrants and other rights to acquire Common Stock, will also become eligible for sale in the public market from time to time in the future. Furthermore, certain holders of Common Stock have the right to cause the Company to register their shares under the Securities Act in the future. The Company is required to bear the expenses of all such required registrations (except underwriting discounts and commissions). The Company is required to use its best efforts to effect such registrations, subject to certain conditions and limitations. On January 8, 1996, the Company filed a registration statement registering 4,194,930 shares for resale from time to time and plans to keep such registration statement effective for a minimum of 90 days.

DIVIDENDS UNLIKELY

         The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

               ISSUANCE OF THE WARRANT SHARES AND USE OF PROCEEDS

         The Warrant Shares are issuable upon the exercise of outstanding Warrants. The aggregate gross proceeds that the Company could receive on the exercise of all of the outstanding Warrants is $176,983. The Company intends to use any net proceeds from the exercise of the Warrants for general corporate purposes, including working capital.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of January 2, 1996. None of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders. See "Plan of Distribution."

                                                                                               Beneficial Ownership
                                                                                                After Offering(2)
                                                                                              ---------------------
                                               Number of Shares       Number of Shares
                                              Beneficially Owned         Registered           Number
Name of Selling Stockholder                   Prior to Offering(1)     for Sale Hereby       of Shares      Percent
---------------------------                   --------------------  ---------------------    ---------      -------

BDSX Corporation  . . . . . . . . . . . .           150,000               150,000                  --          --
Ruth Sharp Altshuler  . . . . . . . . . .             1,259                 1,259                  --          --
D. H. Blair Investment Banking Corp.  . .            87,492                87,492                  --           *
Ram Charan  . . . . . . . . . . . . . . .             4,455                   203               4,252           *
E. L. Cox Trust #12 . . . . . . . . . . .             1,135                 1,135                  --          --
Charles G. Craddock . . . . . . . . . . .             1,065                    84                 981          --
Hilah White Craddock Trust  . . . . . . .             7,355                   336               7,019           *
Diversified Venture Fund  . . . . . . . .             1,362                 1,362                  --          --
George Gund . . . . . . . . . . . . . . .            22,272                 1,017              21,255           *
Huber Investment Co.  . . . . . . . . . .            24,864                 1,135              23,729           *
J&S Investment Partnership #14  . . . . .             1,017                 1,017                  --          --
Lester Jameson Family Partnership . . . .             9,194                   420               8,774           *
Cameron D. Kramlich . . . . . . . . . . .             2,065                   163               1,902           *
Christopher W. Kramlich . . . . . . . . .             2,065                   163               1,902           *
Douglas C. Kramlich . . . . . . . . . . .               427                   427                  --           *
Kendra L. Kramlich  . . . . . . . . . . .             2,065                   163               1,902           *
Raymonde S. Kramlich  . . . . . . . . . .               102                   102                  --           *
Susan Sharp McAdam  . . . . . . . . . . .               630                   630                  --          --
Monteverdi Associates . . . . . . . . . .               454                   454                  --          --
Denise L. Petitfils . . . . . . . . . . .               210                   210                  --          --
Lorraine F. Petitfils Trust . . . . . . .             1,362                 1,362                  --          --
Louis Petitfils . . . . . . . . . . . . .               210                   210                  --          --
Potomac Preservation, Inc.  . . . . . . .             1,259                 1,259                  --          --
Republic Bank Dallas Retirement Trust . .             1,017                 1,017                  --          --
SOGINVEST Banca . . . . . . . . . . . . .            16,301                 6,016              10,285          --
Charles Stanton Sharp, Jr., Trust . . . .               630                   630                  --          --
William H. Taylor, II (3) . . . . . . . .             2,354                   107               2,247           *
Marshall C. Turner, Jr. . . . . . . . . .               107                   107                  --           *
Weaver, Wiltomac, Wingert & Rose  . . . .             1,850                 1,850                  --          --
Laurie Frank Wilson . . . . . . . . . . .             2,193                   114               2,079           *
The Wohlhaupter Family Trust  . . . . . .             1,721                   136               1,585           *

         TOTAL  . . . . . . . . . . . . .           348,492               260,580              87,912           *
                                              -------------               -------           ---------        -----

--------------------

*  Less than 1%.

(1) Certain of the Selling Stockholders will be the beneficial owner of this number of shares of Common Stock if, and when, each such Selling Stockholder exercises its right to purchase the shares of Common Stock pursuant to certain of the Warrants.

(2) The number of shares of Common Stock and the percentage of shares of Common Stock beneficially owned by each Selling Stockholder after the offering are based on the assumption that all of the Selling Stockholders will sell all of the Issued Shares and Warrant Shares registered for sale hereby. See "Plan of Distribution."

(3)      Dr. Taylor is a director of the Company.

   Excluding the shares held by BDSX Corporation ("BDSX"), all of the Issued Shares being offered hereby were acquired by the Selling Stockholders from the Company in private placement transactions at an average gross purchase price per share of $1.61. The Issued Shares held by BDSX were issued by the Company as part of the consideration paid for certain assets acquired by the Company from BDSX and Biological Detection Systems, Inc. ("BDS") (collectively, the "Sellers"). The assets acquired were substantially all of the assets, properties and rights relating to or used in the Apple Computer-based research instrument imaging systems and software business of the Sellers. The consideration paid for the assets was (i) cash payments of $989,230.72 to BDS and $400,000 to BDSX, (ii) a promissory note in a principal amount of $1.2 million in favor of BDSX, (iii) the assumption of certain liabilities and obligations of the Sellers, and (iv) 200,000 unregistered and previously unissued shares of the Company's common stock, $0.01 par value, of which 50,000 shares have been previously registered and sold by BDSX and of which 150,000 shares are being registered for sale by BDSX hereby. See the BDS 8-K.

   Assuming the exercise of all the outstanding Warrants, the Warrant Shares will be acquired by the Selling Stockholders at an average purchase price per share of $4.62. The Shares are being registered as a result of the contractual arrangement with certain Selling Stockholders. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares.

   The sale of Shares by Affiliates must generally be in compliance with the applicable provisions of Rule 144. The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep this Registration Statement effective until the earlier of December 28, 1998 or until all of the Shares have been sold pursuant to the terms hereof.

                              PLAN OF DISTRIBUTION

   The Shares offered hereby are being offered directly by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Issued Shares by the Selling Stockholders. The Company will receive aggregate proceeds of up to $176,983 upon the issuance of all of the Warrant Shares. The sale of the Shares may be effected by the Selling Stockholders from time to time in transactions on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. The Selling Stockholders may transfer their Shares or Warrants under certain circumstances to other persons who may, in turn, resell Shares in the manner described above. In addition, the Selling Stockholders may pledge or make gifts of their Shares and such Shares may also be sold by the pledgees or transferees.

   At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

   In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

   The Selling Stockholders may also transfer their Shares pursuant to Rule 144, whether or not the Registration Statement, of which this Prospectus forms a part, is effective at the time of any such transfer.

   The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Selling Stockholder Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify certain of the Selling Stockholders and their affiliates against certain liabilities, including liabilities under the Securities Act. Certain of the Selling Stockholders have agreed to indemnify the Company and its affiliates against certain liabilities, including liabilities under the Securities Act.

   Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

   The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares.


                                 LEGAL MATTERS

   The validity of the Shares offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

   The financial statements of the Company incorporated in this Prospectus by reference to the Company's 1994 Form 10-K, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The financial statements of Biological Detection Systems, Inc. Instrument Business as of December 31, 1993 and for the year then ended, incorporated in this Prospectus by reference from the Company's BDS 8-K, have been audited by Ferraro & McMurtry, P.C., independent auditors, as stated in the report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Appligene S.A. as of June 30, 1994 and 1993 and for the years then ended, incorporated in this Prospectus by reference from the Company's Appligene 8-K, have been audited by Fiduciaire de l'industrie et du commerce S.A., independent public accountants, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The statements in this Prospectus under the caption "Risk Factors -- Patents and Proprietary Rights" and other references herein to patents have been reviewed and approved by Burns, Doane, Swecker & Mathis, L.L.P., patent counsel to the Company, as experts on such matters and are included herein in reliance upon that review and approval.

                                 260,580 Shares



                                  ONCOR, INC.



                                  Common Stock



                                   PROSPECTUS




                                FEBRUARY 6, 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth an estimate of the expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered:

                                                                                                                  Amount to
                                                                                                                   Be Paid
                                                                                                                 -----------
Registration Fee - SEC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   410
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       20,000
Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,500
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        9,590
                                                                                                                 -------
Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $32,500
                                                                                                                 =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 11 of the Registrant's Articles of Incorporation, as amended, and Section 5-01 of the Registrant's By-Laws, as amended, provide that the Registrant shall, to the full extent permitted by law, indemnify all directors, officers, employees or agents of the Registrant. Section 2-418 of the Maryland General Corporation Law permits indemnification of directors, officers, employees, and agents of a corporation under certain conditions and subject to certain limitations. The Section provides generally that such persons may be indemnified unless they engage in a material act or omission in bad faith or that is the result of active and deliberate dishonesty, they actually receive an improper personal benefit in money, property or services, or, in the case of a criminal proceeding, they have reasonable cause to believe that the act or omission is unlawful. Provision is made for reimbursement of reasonable expenses so long as it is finally determined that the standards of conduct have been met. The Selling Stockholders have agreed to indemnify officers, directors and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act under certain circumstances.

         The Company and its directors and officers have liability insurance.

ITEM 16.  EXHIBITS

         The following is a list of Exhibits filed as part of the Registration Statement:
 4.1     Specimen certificate for shares of the Registrant's Common Stock, incorporated herein by reference to Exhibit 4.1 to
         Registration Statement No. 33-44520.

 4.2     Provisions of the Articles of Incorporation and By-Laws of the Registrant defining rights of holders of Common Stock of the
         Registrant, incorporated herein by reference to Exhibits 3.1 and 3.2 to Registration Statement No. 33-44520.

 5.      Opinion and Consent of Brobeck, Phleger & Harrison LLP.

23.1     Consent of Arthur Andersen LLP, independent public accountants.

23.2     Consent of Ferraro & McMurtry, P.C., independent auditors.

23.3     Consent of Fiduciaire de l'industrie et du commerce S.A., independent public accountants.

23.4     Consent of Burns, Doane, Swecker & Mathis, L.L.P.

23.5     Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5).

24.      Powers of Attorney.

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;


                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on January 31, 1996.

                                   ONCOR, INC.



                                   By:      /s/ Stephen Turner
                                            --------------------------------
                                            Stephen Turner, Chairman of the
                                            Board of Directors and Chief
                                            Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 31, 1996


          SIGNATURE                                   TITLE
          ---------                                   -----
                                            Chairman of the Board of Directors
/s/ Stephen Turner                          and Chief Executive Officer
---------------------------------------     (Principal Executive Officer)
         Stephen Turner



                *                           Vice President -- Finance and
---------------------------------------     Administration and Chief Financial
                                            Officer (Principal Financial and
         John L. Coker                      Accounting Officer)


                *
---------------------------------------
         Philip S. Schein                   Director


                *
---------------------------------------
         George W. Scherer                  Director



                *
---------------------------------------
         William H. Taylor II               Director


                *
---------------------------------------
      Timothy J. Triche, M.D., Ph.D.        Director



*By:    /s/ Stephen Turner
    -----------------------------------
    Stephen Turner
    Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
  NO.                           DESCRIPTION                                                                              PAGE
------                          -----------                                                                              ----
  4.1    Specimen certificate for shares of the Registrant's Common Stock, incorporated herein by reference to Exhibit 4.1 to Registration Statement No. 33-44520 . . . . . . . . . . . . . .

  4.2    Provisions of the Articles of Incorporation and By-Laws of the Registrant
         defining rights of holders of Common Stock of the Registrant, incorporated herein by reference to Exhibits 3.1 and 3.2 to Registration Statement No. 33-44520 . . . . . . . . . . . . .

  5.     Opinion and Consent of Brobeck, Phleger & Harrison LLP  . . . . . . . . . . . . . . . . . . . . . . .

 23.1    Consent of Arthur Andersen LLP, independent public accountants  . . . . . . . . . . . . . . . . . . .

 23.2    Consent of Ferraro & McMurtry, P.C., independent auditors . . . . . . . . . . . . . . . . . . . . . .

 23.3    Consent of Fiduciaire de l'industrie et du commerce S.A., independent public accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 23.4    Consent of Burns, Doane, Swecker & Mathis, L.L.P. . . . . . . . . . . . . . . . . . . . . . . . . . .

 23.5    Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as
         Exhibit 5)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 24.     Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .